Exhibit 99

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Our first half 2009 earnings performance was solid if unspectacular. Year-to-date, our earnings are $4,184,000 ($.55 per diluted share) as compared with $5,616,000 ($.88 per diluted share) for the first half of 2008. Our balance sheet fundamentals have strengthened considerably with capital, reserves, and liquidity all higher than a year ago. While some economists predict an end to the recession later in 2009, others see rising unemployment and lower asset values extending into 2010 and beyond. I honestly do not know which forecast is right, but I do know that in times such as this, a community bank cannot afford to be overly optimistic about things it cannot control. A bank, must, at all costs, retain the confidence and trust of its customers. Having a balance sheet that is both strong and flexible is a nonnegotiable priority to ensure customer trust is not compromised. This has been our primary focus for the past year and I expect it to be our focus for the foreseeable future.

The financial statements which follow provide a summary of our year-to-date 2009 earnings as well as of our June 30, 2009 financial position. More detail can be found in the second quarter Form 10-Q which will be available on or about August 5, 2009. I encourage all shareholders to read this document as it provides full disclosure and transparency of our financial activities. A few items are noteworthy, however, and are deserving of comment in this report.

In 2009, all FDIC insured banks experienced a significant increase in their FDIC insurance premiums. This results from higher on-going rates and a special assessment levied on banks effective June 30. The increase in rates and the special assessment, result from the failures of a number of weak banks in 2008 and 2009, which in turn reduced the balance in the FDIC insurance fund. As the FDIC insurance fund is self-sustaining by member banks, it is up to the rest of the banking industry to replenish the fund through higher assessments. Our total first half 2009 FDIC insurance expense (including the special assessment) amounted to $1.3 million as compared to only $44 thousand for the first half of 2008. Because of the continued economic slowdown and the potential failure of more weak banks, we expect FDIC insurance rates to remain high. We also expect another special assessment of some as of yet undeterminable amount later in 2009. This action would have a negative effect on second half 2009 earnings performance of all banks including First Mid.

Our credit quality has held up reasonably well in 2009 and net charge-offs have amounted to only $257 thousand as compared to $1 million last year for the same period. That said, our loan customers are experiencing economic stress which is reflected in the increase in our non-performing assets (non-accrual loans and other real estate owned) from $9.7 million at the end of 2008 to $12.4 million on June 30, 2009. I believe these numbers will compare well with other banks when industry-wide June 30 information is available, but they are nevertheless high for our standards and loan personnel are working closely with certain borrowers to resolve the issues. Because of the level of non-performing loans and the general stress that businesses and individuals are under, our loan loss provision amounted to $1.2 million in the first half of 2009 which was approximately the same as  2008 in spite of the decline in net charge-offs.

I mentioned that our balance sheet was quite liquid. As noted previously, we began building our liquidity a year ago to ensure we had sufficient capacity to meet our depositors’ needs. Since year-end, our liquidity has increased further as our deposit balances have increased by over $100 million. Combined with slower loan activity during this economic downturn, our cash and excess funds position amounted to $154 million on June 30, 2009. Since a bank’s most liquid assets are also its lowest yielding assets, this has resulted in a decline in the bank’s net interest income. Net interest income for the first six months of 2009 is $17.1 million as compared with $17.3 million in 2008.

Total non-interest income of $7.3 million thus far in 2009 is lower than the first six months of 2008. We took a non-cash charge to earnings amounting to $870 thousand in the first quarter of 2009 to recognize an other-than-temporary impairment charge on two of our trust preferred investment securities. These securities improved in market value during the second quarter and no additional charges were required.

The Board and management remain committed to take those actions necessary to keep our balance sheet strong and our risk profile manageable.  In doing so, we will be able to navigate our way through these difficult economic times and position First Mid for future opportunities.  As always, if you wish to speak with me my direct line number is 217/258-0415 and my e-mail address is browland@firstmid.com.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

July 30, 2009

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Jun 30	Dec 31
	2009	2008

Assets
Cash and due from banks	$23,259	$17,756
Federal funds sold and other interest-bearing deposits	130,636	68,887
Investment securities:
Available-for-sale, at fair value	254,069	169,476
Held-to-maturity, at amortized cost (estimated fair value of $470
and $610 at June 30, 2009 and December 31, 2008, respectively)	459	599
Loans	692,249	741,938
Less allowance for loan losses	(8,573)	(7,587)
Net loans	683,676	734,351
Premises and equipment, net	15,462	14,985
Goodwill, net	17,363	17,363
Intangible assets, net	3,184	3,562
Other assets	22,196	22,721
Total assets	$1,150,304	$1,049,700

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$118,114	$119,986
Interest bearing	788,739	686,368
Total deposits	906,853	806,354
Repurchase agreements with customers	67,761	80,708
Other borrowings	37,750	50,750
Junior subordinated debentures	20,620	20,620
Other liabilities	9,209	8,490
Total liabilities	1,042,193	966,922
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
4,527 shares in 2009)	22,635	-
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,328,123 shares in 2009 and 7,254,117 shares in 2008)	29,312	29,017
Additional paid-in capital	26,402	25,289
Retained earnings	60,317	58,059
Deferred compensation	2,848	2,787
Accumulated other comprehensive income (loss)	(63)	(416)
Treasury stock at cost, 1,185,719 shares in 2009
and 1,121,273 in 2008	(33,340)	(31,958)
Total stockholders’ equity	108,111	82,778
Total liabilities and stockholders’ equity	$1,150,304	$1,049,700

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the six-month periods ended June 30,	2009	2008

Interest income:
Interest and fees on loans	$21,406	$24,298
Interest on investment securities	4,369	4,243
Interest on federal funds sold & other deposits	95	530
Total interest income	25,870	29,071
Interest expense:
Interest on deposits	7,276	9,176
Interest on repurchase agreements with customers	57	564
Interest on other borrowings	870	1,335
Interest on subordinated debt	572	692
Total interest expense	8,775	11,767
Net interest income	17,095	17,304
Provision for loan losses	1,242	1,059
Net interest income after provision for loan losses	15,853	16,245
Non-interest income:
Trust revenues	1,124	1,405
Brokerage commissions	212	320
Insurance commissions	1,167	1,129
Services charges	2,354	2,717
Securities gains (losses), net	(662)	221
Mortgage banking revenues	391	243
Other	2,741	2,013
Total non-interest income	7,327	8,048
Non-interest expense:
Salaries and employee benefits	8,449	8,438
Net occupancy and equipment expense	2,543	2,466
FDIC insurance	1,264	44
Amortization of intangible assets	378	382
Other	4,364	4,383
Total non-interest expense	16,998	15,713
Income before income taxes	6,182	8,580
Income taxes	1,998	2,964
Net income	$4,184	$5,616

Per Share Information (unaudited)
For the six-month periods ended June 30,	2009	2008

Basic earnings per common share	$.56	$.90
Diluted earnings per common share	$.55	$.88
Book value per share at June 30	$13.92	$12.90
Market price of stock at June 30	$19.00	$26.00

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the six-month periods ended June 30,	2009	2008

Balance at beginning of period	$82,778	$80,452
Net income	4,184	5,616
Dividends on preferred stock and common stock	(1,926)	(1,184)
Issuance of preferred and common stock	23,921	1,624
Purchase of treasury stock	(1,321)	(3,665)
Deferred compensation and other adjustments	122	385
Changes in accumulated other comprehensive income (loss)	353	(2,862)
Balance at end of period	$108,111	$80,366

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Jun 30,	Capitalized”
Primary Capital Measurements (unaudited):	2009	Designation

Leverage ratio	10.04%	5%
Tier 1 capital to risk-weighted assets	14.37%	6%
Total capital to risk-weighted assets	15.48%	10%